Exhibit 99.1

KKR and Marshall Wace to Form Long-Term Strategic Partnership

  KKR to acquire a 24.9% strategic interest upon close, with the option to increase ownership over time
  Partnership based on shared vision of serving clients’ evolving needs and will significantly scale KKR’s presence in liquid alternatives
  Transaction expected to be immediately accretive to key KKR financial metrics

NEW YORK & LONDON--(BUSINESS WIRE)--September 9, 2015--KKR & Co. L.P. (NYSE: KKR), a leading global investment firm, and Marshall Wace LLP and its affiliates, a leading global liquid alternatives manager, today announced a long-term strategic partnership. Under the terms of the agreement, KKR will acquire at closing a 24.9% interest in Marshall Wace through a combination of cash and common units. In addition, KKR and Marshall Wace have the option to grow KKR’s ownership interest over time to 39.9%.

Founded in 1997 by Paul Marshall and Ian Wace, Marshall Wace has over $22 billion of assets under management as of August 1, 2015, predominantly in equity long/short strategies. Marshall Wace has an excellent 17-year track record of innovation and investment success, consistently delivering attractive risk-adjusted returns that have low correlation to the overall markets. In addition, the firm has a growing marketplace lending business called MW Eaglewood that specializes in direct lending and peer-to-peer investment strategies.

The strategic partnership is predicated on the firms’ strong traditions of investing expertise, innovation and entrepreneurship and cultural alignment. The collaboration will enhance the firms’ existing product suites and, over time, enable the joint development of innovative new products to better serve clients.

Ian Wace, Chief Executive of Marshall Wace, said, “Over the last few years, we have been approached by several firms looking to invest in our business, but KKR offered something different: a true, long-term partnership. While our core operations and investment process will not change, we believe we will be able to build on the complementary relationships and skills of both firms to meet our clients’ evolving investment requirements.”

Commenting on the partnership, Scott Nuttall, Member of KKR and Head of Global Capital and Asset Management, said, "We believe Marshall Wace has built a premier franchise within the liquid alternatives space, and the firm has an entrepreneurial DNA and a culture that is similar to KKR’s. This is an important step for both of our firms and the beginning of a long-term partnership.”

Hedge fund assets, now at $3 trillion globally, are the largest part of the alternative asset management industry. The more liquid component of the hedge fund market, or liquid alternatives, is now $1.4 trillion and has grown at a 17% annualized rate since 1990, according to data from Hedge Fund Research, and this growth is expected to continue. Combining KKR and Marshall Wace’s investment acumen, distribution network and geographic footprints will allow for innovative product development and enable both firms to further meet client needs in this high-growth area.

Johannes Huth, Member and Head of KKR Europe, Africa and Middle East, said, “Marshall Wace has an excellent track record, delivering time and again for investors. Combining the skills of both firms will enhance our ability to deliver for new and existing clients.”

Upon close, the existing management team of Marshall Wace will continue to manage its business independently as it does today. All capital partners have signed long-term agreements, and Marshall Wace’s investment strategies will remain unchanged. In addition, the vast majority of the proceeds received by the sellers at closing will be reinvested in Marshall Wace’s funds and held in KKR common units.

Substantially all of Marshall Wace’s $22 billion in assets are subject to management and incentive fees. The transaction is expected to be immediately accretive to KKR’s after-tax Total Distributable Earnings per unit and after-tax Economic Net Income per unit.

The transaction is expected to close later this year and is subject to regulatory approvals and other customary closing conditions.

About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE:KKR), please visit KKR's website at www.kkr.com or on Twitter @KKR_Co.

About Marshall Wace

Founded in 1997 by Paul Marshall and Ian Wace, Marshall Wace is one of Europe’s foremost hedge fund managers specializing in global long/short equity strategies and has approximately $22bn under management as of August 1, 2015 With investment management offices in London, New York and Hong Kong, Marshall Wace has an excellent 17 year track record of innovation and investment success, consistently delivering risk-adjusted returns in two flagship products (Eureka and TOPS) in line with or above hedge fund and equity benchmarks, and with low correlation to the overall markets.

Through a range of products, investors can select funds offering variable sources of alpha and beta, in different combinations, from equity markets around the world. Marshall Wace brings together two distinct but complementary approaches to asset management. First, traditional, fundamental long/short investing grounded in stock-specific analytical research and secondly, Marshall Wace TOPS, the pioneering, and proprietary, systematic strategy. Marshall Wace also has a growing lending business called MW Eaglewood that specializes in direct lending and peer-to-peer investment strategies. Marshall Wace was also instrumental in the creation of the Hedge Fund Standards Board, which established a set of best practice standards for hedge fund managers related to disclosure, valuation, risk management, fund governance and shareholder conduct.

CONTACT:
Investor Contact
Craig Larson
Head of Investor Relations, KKR
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com
or
Media Contacts
KKR
Kristi Huller
Director of Communications, Americas
+1 212.230.9722
Kristi.Huller@kkr.com
or
Maitland (for Marshall Wace)
George Trefgarne/Andy Donald
+ 44 (0) 207 379 5151